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                                                                    EXHIBIT 23.1

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULES

Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:

The audits referred to in our report dated April 8, 1994 (except as to note 16, which is as of September 14, 1994), included the related financial statement schedules as of January 30, 1994 and January 31, 1993, and for each of the fiscal years in the three-year period ended January 30, 1994, included in the registration statement. These financial statement schedules are the responsibility of Ralphs management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Financial Data of Ralphs," "Selected Historical Financial Data of Ralphs" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California

January 4, 1995